Exhibit 10.1
December 6, 2010
Rodney B. Schriver
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
Dear Rod:
We are pleased to offer you continued employment with A.C. Moore Arts & Crafts, Inc. (the “Company”) as set forth in this letter. The terms of your employment are as follows.
The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have your continued dedication, notwithstanding the possibility, threat or occurrence of a termination without cause (as defined below) or a Change of Control (as defined in Appendix I attached) of the Company. The Board believes it is imperative to diminish the inevitable distraction by virtue of the personal uncertainties and risks created by such circumstances and to encourage your full attention and dedication to the Company, and to provide you with compensation arrangements which ensure that your expectations will be satisfied and which are competitive with those of other corporations.
1. Position. Effective as of August 26, 2010, your title is Vice President, Chief Accounting Officer, Controller and Treasurer.
2. Base salary. Effective as of August 26, 2010, your annual base salary is $205,550, payable in regular installments in accordance with the Company’s general payroll practices. Your first performance and salary review will be in 2011 at such time that performance and salary reviews are conducted for other Company officers and thereafter your performance and base salary will be reviewed annually on a schedule consistent with the Company’s practice for officers (such schedule currently contemplated to be May of each year).
3. Annual bonus plan. During each fiscal year beginning in 2010, you will be entitled to participate in the Company’s annual incentive plan as administered and determined by the Compensation Committee of the Board.
4. Long-term incentive compensation. You will be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board.
5. Benefits. You will be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices.

6. Special award. The Company has decided to offer you a special, one-time, lump sum cash retention award (the “Award,” as further defined below), subject to the terms of this letter.
(a) Definition of Award. On October 5, 2011 (the “Vesting Date”), you will be entitled to receive the amount equal to 45% of your current base salary, less applicable tax and withholdings. Your current base salary is $205,550. Therefore, your Award amount is $92,497.50, less applicable tax and withholdings.
(b) Right to Receive Award. Your right to receive the Award is contingent on (i) your agreeing to the terms of this letter, (ii) your remaining continuously employed on a full-time basis in your current position, or a position at least equivalent to your current position in terms of level and as determined by the Company, with the Company through and including the Vesting Date, (iii) your continuing to achieve a performance rating of “meets expectations” or higher through and including the Vesting Date, and (iv) your continuous compliance with all Company policies and procedures through and including the Vesting Date. If you satisfy these requirements, the Award will be paid to you in a single lump sum cash payment on the first regular Company payroll date following the Vesting Date. Your right to this Award is not contingent on corporate performance. The Company has no obligation to contribute any assets to a trust or other entity or otherwise to segregate any assets, or maintain separate accounts for the purpose of satisfying the Award obligation hereunder.
(c) Forfeiture. If prior to the Vesting Date, (i) your employment with the Company terminates for any reason, whether as a result of a Company decision or your decision, (ii) your employment status with the Company changes to part-time, or (iii) you retire from the Company, then your right to receive the Award will be forfeited immediately as of the date of your termination, change in status or retirement, as the case may be. Nothing in this letter shall be construed as granting you any right to receive a pro rata or other portion of the Award in the event the terms of this letter are not met.
7. Covenants. (a) In consideration of the compensation and other benefits for you as set forth in this letter, the sufficiency of which you hereby acknowledge, you agree that for a period of twelve (12) months after termination of your employment (the “Non-Compete Period”) you will not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries (such businesses being the retail sale of arts and crafts and related products), as such businesses exist or are in process on the date of the termination of Participant’s employment, within a fifty (50) mile radius of any geographic location in which the Company or its subsidiaries engage in such businesses or actively plan to engage in such businesses. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company and its subsidiaries, so long as you have no direct or indirect active participation in the business of such corporation.
(b) During the Non-Compete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire an employee of the Company or any subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

(c) The provisions of this paragraph 7 will be enforced to the fullest extent permitted by the law in the state in which you reside or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You agree that the restrictions contained in this paragraph 7 are reasonable. In the event of the breach or a threatened breach by you of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by you of this paragraph 7, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.
8. Confidential Information. You acknowledge that the information, observations and data obtained by you while employed by the Company concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the General Counsel of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions not within the ordinary course of business of the Company. You shall deliver to the Company at termination of employment, or at any other time the Company may request, all equipment, memoranda, notes, plans, records, reports, computer media, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary that you may then possess or have under your control.
9. Inventions and Patents. You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by you while employed by the Company (“Work Product”) belong to the Company or such subsidiary. You shall promptly disclose such Work Product to the Company’s Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
10. Non-disparagement. Upon or following any termination of employment you agree not to make any negative comments or disparaging remarks, concerning, or relating to your employment with, the Company, in writing, orally, or electronically, that would injure the business or reputation of the Company or its subsidiaries (and their respective present and former affiliates, officers, directors, employees and agents).
11. Severance Prior to a Change of Control. If your employment is terminated at any time by the Company without cause prior to a Change of Control, you will receive severance payments in the amount of six (6) months’ compensation at your then current rate, less any required withholdings or authorized deductions, in equal monthly installments. Should you remain continuously unemployed for six (6) months from the date of your termination, you will receive an additional month of severance for each month after the six (6) months that you remain unemployed, up to a maximum of six (6) additional months of severance at your then current rate. The total amount of severance to be paid to you pursuant to this Section 11 shall not equal more than twelve (12) months’ compensation at your then current rate. You agree to (a) actively seek employment in good faith and (b) notify the Company immediately upon obtaining employment. Cause includes but is not limited to your failure to perform substantially your duties with the Company as determined by the Company or illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Business Conduct.

12. Severance Following a Change of Control. If, during the six (6) month period beginning on the effective date of a Change of Control, your employment is terminated by the Company without cause, you will receive within thirty (30) days of the date of termination a cash lump sum payment equal to the amount of six (6) months’ base salary at your then current rate, less any required withholdings or authorized deductions. Payment pursuant to this Section 12 shall be in lieu of and not in addition to your right to receive severance pursuant to Section 11 above. Notwithstanding the foregoing of this Section 12, you shall not be deemed terminated from your employment if you are either transferred to, assume or are offered a job or position with substantially similar salary with an affiliate of the Company or any successor or assign of the Company (which shall include without limitation a purchaser or transferee of all the stock or substantially all the assets of the Company or any person who effects a Change of Control or any affiliate of any of them).
13. Release. No payment of any sum pursuant to Section 11 or Section 12 above will be made unless and until you shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents), all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of the Release shall have expired without you having revoked the Release.
14. Amendment and Waiver. The provisions of this letter may be amended or waived only with the prior written consent of the Company and you, except that your consent will not be required to the extent any such modification is to comply with applicable law. No course of conduct or failure or delay in enforcing the provisions of this letter shall affect the validity, binding effect or enforceability of this letter.
15. Interpretation. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter and Appendix I hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.
16. Successors and Assigns. This letter shall bind and inure to the benefit of and be enforceable by you, the Company and each’s respective heirs, successors and assigns (which, with respect to the Company, shall include without limitation a purchaser or transferee of all the stock or substantially all the assets of the Company or any person who effects a Change of Control or any affiliate of any of them), except that you may not assign your rights or delegate your obligations hereunder without the prior written consent of the Company.
17. Miscellaneous.
(a) This letter replaces and supersedes any and all prior discussions, offers, communications or agreements of any sort whatsoever previously provided to you by the Company or entered into between you and the Company; except that any agreements with respect to equity grants to you shall continue in full force and effect, the terms of which shall control over the terms of this letter in the case of a conflict between this letter and or any such equity grant agreement.

(b) Nothing in this letter confers any right to continued employment with the Company, or affects the Company’s right to terminate your employment at any time, with or without notice, and with or without cause.
(c) This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(d) The invalidity or unenforceability of any provision of this letter, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision contained herein.
(e) Paragraphs 7, 8, 9, 10 and paragraphs 14 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination of employment.
(f) For purposes of this letter, Company shall mean A.C. Moore Arts & Crafts, Inc. or A.C. Moore Incorporated, as appropriate, and any and all of their successors or assigns (which shall include without limitation a purchaser or transferee of all the stock or substantially all the assets of the Company or any person who effects a Change of Control or any affiliate of any of them).
[Signature page follows on next page.]

Your signature below will constitute your agreement to the terms and conditions contained in this letter.

Sincerely,

By:	/s/ Amy Rhoades
Amy Rhoades
Senior Vice President and General Counsel

ACCEPTED:

/s/ Rodney B. Schriver Rodney B. Schriver

Date: December 6, 2010

Appendix I
For the purpose of this letter, a “Change of Control” shall mean:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of A.C. Moore Arts & Crafts, Inc. (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of A.C. Moore Arts & Crafts, Inc. (for purposes of this Appendix I, the “Company”) entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Appendix I; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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